Exhibit 99.1

FOR IMMEDIATE RELEASE
July 23, 2020
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2020 SECOND QUARTER EARNINGS
Results Driven by Record Mortgage Banking Income (182% Year-Over-Year Increase)
COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) reported net income for the 2020 second quarter of $150 million, a decrease of 59% from the year-ago quarter. Earnings per common share for the 2020 second quarter were $0.13, down 61% from the year-ago quarter. Tangible book value per common share as of 2020 second quarter-end was $8.32, a 4% year-over-year increase. Return on average assets was 0.51%, return on average common equity was 5.0%, and return on average tangible common equity was 6.7%. Results were impacted by elevated credit provisioning related to the ongoing uncertain economic outlook.

CEO Commentary:
“Our second quarter results reflect strong execution across the bank in a very challenging operating environment, including our extraordinary efforts to help our customers through the economic challenges associated with the pandemic,” said Steve Steinour, chairman, president, and CEO. “To aid small- and medium-sized businesses across our footprint, we funded more than 37,000 loans with a total volume of more than $6 billion through the SBA’s Paycheck Protection Program (PPP), and we continue to originate more PPP loans. Many of our customers benefited from a variety of actions we instituted, including fee waivers and payment relief programs. These actions are consistent with our purpose of looking out for people. Huntington is well-positioned to support our customers through these current challenges and to help the economic recovery in the communities we serve.”
“I am pleased we maintained total revenues essentially level with the year-ago quarter. Total noninterest income increased 5% as a result of record mortgage banking activity, though waivers to assist our customers pressured certain of our noninterest income lines. We continue to balance investments in technology and strategic business initiatives with prudent expense management given the headwinds posed by the interest rate environment and the effects of the pandemic on credit costs. We are taking action to manage expenses this year and position ourselves to make further investments in technology and other strategic initiatives, which will drive future performance.”
“We saw strong balance sheet growth in the second quarter,” said Steinour. “Average loan growth of 7% was driven by the PPP loans. The funds provided from these loans and inflows from government stimulus programs were key drivers of average core deposit growth of 13%. While line utilization has largely returned to pre-pandemic levels at this point, the related core deposits have largely remained with the bank, resulting in an elevated amount of deposits at quarter-end. Recently, as the economic outlook stabilized, our loan pipelines also experienced a modest upturn, providing reason for optimism regarding loan growth late this year and next.”

“In June we received the results of the Federal Reserve’s Comprehensive Capital Assessment and Review, and once again Huntington’s credit results were among the best of the regional banks. Our projected cumulative loan losses in the Fed’s independently-modeled, severely adverse scenario were tied for lowest in the peer group, and our projected capital ratios remained well in excess of regulatory requirements. Our consistently strong performance demonstrates our disciplined enterprise risk management and solid core earnings power.”
“Yesterday, the Board declared the third quarter cash dividend of $0.15 per common share, unchanged from the prior quarter. Based on what we know today, management expects to maintain the current quarterly dividend rate in the fourth quarter, subject to the Board's normal quarterly approval process.”

2020 Second Quarter Highlights compared with 2019 Second Quarter:

•	Fully-taxable equivalent total revenue decreased $5 million, or less than 1%.

•	Fully-taxable equivalent net interest income decreased $22 million, or 3%.

•	Net interest margin decreased 37 basis points to 2.94%.

•	Noninterest income increased $17 million, or 5%, driven by a $62 million, or 182%, increase in mortgage banking income.

•	Noninterest expense decreased $25 million, or 4%.

•	Efficiency ratio of 55.9%, down from 57.6%.

•
Average loans and leases increased $5.3 billion, or 7%, including a $4.8 billion, or 13%, increase in average commercial loans, $4.1 billion of which represented PPP loans, and a $0.4 billion, or 1%, increase in average consumer loans.

•	Average core deposits increased $10.2 billion, or 13%, including a $10.1 billion, or 26%, increase in average demand deposits.

•	Net charge-offs equated to 0.54% of average loans and leases, up from 0.25%.

•	Nonperforming asset ratio of 0.89%, up from 0.61%.

•	Provision for credit losses increased $268 million year-over-year to $327 million.

•
Allowance for loan and lease losses (ALLL) increased $928 million to $1.7 billion, or 2.12% of total loans and leases; allowance for credit losses (ACL) increased to $1.8 billion, or 2.27% of total loans and leases.

•	Common Equity Tier 1 (CET1) risk-based capital ratio of 9.84%, down from 9.88% and consistent with our 9% to 10% operating guideline.

•	Tangible common equity (TCE) ratio of 7.28%, down from 7.80%.

•	Tangible book value per common share increased $0.35, or 4%, to $8.32.

Table 1 – Earnings Performance Summary

	2020		2019
(in millions, except per share data)	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$150	$48	$317	$372	$364
Diluted earnings per common share	0.13	0.03	0.28	0.34	0.33

Return on average assets	0.51%	0.17%	1.15%	1.37%	1.36%
Return on average common equity	5.0	1.1	11.1	13.4	13.5
Return on average tangible common equity	6.7	1.8	14.3	17.3	17.7
Net interest margin	2.94	3.14	3.12	3.20	3.31
Efficiency ratio	55.9	55.4	58.4	54.7	57.6

Tangible book value per common share	$8.32	$8.28	$8.25	$8.25	$7.97
Cash dividends declared per common share	0.15	0.15	0.15	0.15	0.14
Average diluted shares outstanding	1,029	1,035	1,047	1,051	1,060

Average earning assets	$109,038	$101,783	$100,062	$99,692	$99,188
Average loans and leases	80,199	75,696	75,103	75,096	74,932
Average core deposits	88,878	79,528	79,690	79,335	78,723

Tangible common equity / tangible assets ratio	7.28%	7.52%	7.88%	8.00%	7.80%
Common equity Tier 1 risk-based capital ratio	9.84	9.47	9.88	10.02	9.88

NCOs as a % of average loans and leases	0.54%	0.62%	0.39%	0.39%	0.25%
NAL ratio	0.81	0.72	0.62	0.58	0.57
ACL as a % of total loans and leases	2.27	2.05	1.18	1.18	1.17

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 2 – Net Interest Income and Net Interest Margin Performance Summary – Year-over-Year Net Interest Margin Compression Outpaced Increase in Average Earning Assets

	2020		2019
($ in millions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$792	$790	$780	$799	$812	0%	(2)%
FTE adjustment	5	6	6	6	7	(17)	(29)
Net interest income - FTE	797	796	786	805	819	0	(3)
Noninterest income	391	361	372	389	374	8	5
Total revenue - FTE	$1,188	$1,157	$1,158	$1,194	$1,193	3%	0%

						Change (bp)
Yield / Cost						LQ	YOY
Total earning assets	3.35%	3.88%	4.03%	4.21%	4.35%	(53)	(100)
Total loans and leases	3.75	4.29	4.47	4.67	4.80	(54)	(105)
Total securities	2.35	2.64	2.68	2.74	2.79	(29)	(44)
Total interest-bearing liabilities	0.57	0.98	1.24	1.36	1.39	(41)	(82)
Total interest-bearing deposits	0.28	0.68	0.87	0.98	0.97	(40)	(69)

Net interest rate spread	2.78	2.90	2.79	2.85	2.96	(12)	(18)
Impact of noninterest-bearing funds on margin	0.16	0.24	0.33	0.35	0.35	(8)	(19)
Net interest margin	2.94%	3.14%	3.12%	3.20%	3.31%	(20)	(37)
See Pages 7-9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2020 second quarter decreased $22 million, or 3%, from the 2019 second quarter. This reflected a 37 basis point decrease in the FTE net interest margin (NIM) to 2.94%, partially offset by the benefit from a $9.9 billion, or 10%, increase in average earning assets. The NIM compression reflected a 100 basis point year-over-year decrease in average earning asset yields and a 19 basis point decrease in the benefit from noninterest-bearing funds, partially offset by an 82 basis point decrease in average interest-bearing liability costs. The decrease in earning asset yields was primarily driven by the impact of lower interest rates on commercial and home equity loan yields and securities yields, pandemic-related late fee waivers, and elevated deposits at the Federal Reserve Bank. The decrease in average interest-bearing liability costs primarily reflected lower interest-bearing deposit costs (down 69 basis points) and lower long-term debt costs (down 133 basis points), both due to the impact of lower interest rates.
Compared to the 2020 first quarter, FTE net interest income increased $1 million, or less than 1%, reflecting a 7% increase in average earning assets partially offset by NIM compression of 20 basis points. The NIM compression reflected a 53 basis point decrease in average earning asset yields and an 8 basis point decrease in the benefit from noninterest-bearing funds, partially offset by a 41 basis point decrease in average interest-bearing liability costs. The decrease in earning asset yields was primarily driven by the impact of lower interest rates on commercial and home equity loan yields as well as elevated deposits at the Federal Reserve Bank. The decrease in average interest-bearing liability costs primarily reflects lower interest-bearing deposit costs (down 40 basis points) and lower short-term borrowings costs (down 99 basis points), both due to the impact of lower interest rates. The NIM in the 2020 second quarter was negatively impacted by approximately 3 basis points of derivative ineffectiveness compared to a benefit of approximately 4 basis points in the 2020 first quarter.

Table 3 – Average Earning Assets – Commercial & Industrial Loans and Elevated Deposits at the Federal Reserve Bank Drive Year-Over-Year Earning Asset Growth

	2020		2019
($ in billions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$35.3	$30.8	$30.4	$30.6	$30.6	14%	15%
Commercial real estate	7.1	6.7	6.8	6.9	6.9	5	3
Total commercial	42.4	37.6	37.2	37.6	37.5	13	13
Automobile	12.7	12.9	12.6	12.2	12.2	(2)	4
Home equity	8.9	9.0	9.2	9.4	9.5	(1)	(6)
Residential mortgage	11.5	11.4	11.3	11.2	11.0	1	4
RV and marine	3.7	3.6	3.6	3.5	3.4	3	9
Other consumer	1.1	1.2	1.2	1.3	1.3	(9)	(14)
Total consumer	37.8	38.1	37.9	37.5	37.4	(1)	1
Total loans and leases	80.2	75.7	75.1	75.1	74.9	6	7
Total securities	24.2	24.4	23.2	23.1	22.9	(1)	6
Held-for-sale and other earning assets	4.6	1.7	1.8	1.5	1.4	173	233
Total earning assets	$109.0	$101.8	$100.1	$99.7	$99.2	7%	10%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2020 second quarter increased $9.9 billion, or 10%, from the year-ago quarter, primarily reflecting a $5.3 billion, or 7%, increase in average total loans and leases, a $2.9 billion, or 559%, increase in interest-bearing deposits at the Federal Reserve Bank, and a $1.3 billion, or 6%, increase in average total securities. Average commercial & industrial (C&I) loans increased $4.6 billion, or 15%, primarily reflecting the $4.1 billion of average PPP loans. Average automobile loans increased $0.5 billion, or 4%, driven by strong production over the past year. Average residential mortgage loans increased $0.5 billion, or 4%, reflecting robust portfolio mortgage production over the past year. The increase in average total securities primarily reflected portfolio growth and the mark-to-market of the available-for-sale portfolio. Partially offsetting these increases, average home equity loans and lines of credit decreased $0.6 billion, or 6%, reflecting a shift in consumer preferences.
Compared to the 2020 first quarter, average earning assets increased $7.3 billion, or 7%, primarily reflecting a $4.5 billion, or 6%, increase in average total loans and leases and a $2.7 billion, or 402%, increase in interest-bearing deposits at the Federal Reserve Bank. Average commercial and industrial (C&I) loans increased $4.4 billion, or 14%, primarily reflecting the $4.1 billion of average PPP loans.
On June 14, 2019, Huntington completed the sale of the Wisconsin retail branches, which included $117 million of loans held-for-sale.

Table 4 – Average Liabilities – Demand Deposits Drive Robust Year-over-Year Growth in Core Deposits

	2020		2019
	Second	First	Fourth	Third	Second	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$25.7	$20.1	$20.6	$19.9	$19.8	28%	30%
Demand deposits - interest-bearing	23.9	21.2	20.1	19.8	19.7	13	21
Total demand deposits	49.6	41.3	40.7	39.7	39.5	20	26
Money market deposits	25.7	24.7	24.6	24.3	23.3	4	10
Savings and other domestic deposits	10.6	9.6	9.6	9.7	10.1	10	5
Core certificates of deposit	3.0	3.9	4.8	5.7	5.9	(24)	(49)
Total core deposits	88.9	79.5	79.7	79.3	78.7	12	13
Other domestic deposits of $250,000 or more	0.2	0.3	0.3	0.3	0.3	(28)	(26)
Brokered deposits and negotiable CDs	4.1	2.9	2.6	2.6	2.7	43	53
Total deposits	$93.2	$82.7	$82.6	$82.2	$81.7	13%	14%

Short-term borrowings	$0.8	$3.4	$2.0	$2.3	$3.2	(76)%	(74)%
Long-term debt	9.8	10.1	9.9	9.5	8.9	(3)	10
Total debt	$10.6	$13.5	$11.9	$11.8	$12.1	(21)%	(12)%

Total interest-bearing liabilities	$78.2	$76.1	$73.8	$74.2	$74.0	3%	6%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2020 second quarter increased $4.2 billion, or 6%, from the year-ago quarter. Average total deposits increased $11.5 billion, or 14%, while average total core deposits increased $10.2 billion, or 13%. The increase in average total core deposits was primarily driven by commercial growth related to the PPP loans and commercial line draws, consumer growth related to government stimulus, and reduced account attrition. Specifically within core deposits, average total demand deposits increased $10.1 billion, or 26%, average money market deposits increased $2.4 billion, or 10%, and average savings and other domestic deposits increased $0.5 billion, or 5%. Partially offsetting these increases, average core certificates of deposit (CDs) decreased $2.9 billion, or 49%, reflecting the maturity of balances related to the 2018 consumer deposit growth initiatives. Average brokered deposits and negotiable CDs increased $1.4 billion, or 53%, reflecting balance growth in new and existing brokered deposit accounts. Average total debt decreased $1.5 billion, or 12%, reflecting the repayment of short-term borrowings due to the strong core deposit growth.
Compared to the 2020 first quarter, average total interest-bearing liabilities increased $2.1 billion, or 3%. Average total deposits increased $10.5 billion, or 13%, while average total core deposits increased $9.4 billion, or 12%. The increase in average total core deposits was primarily driven by commercial growth related to the PPP loans and commercial line draws, consumer growth related to government stimulus, and reduced account attrition. Specifically within core deposits, average total demand deposits increased $8.3 billion, or 20%, average money market deposits increased $1.0 billion, or 4%, and average savings and other domestic deposits increased $1.0 billion, or 10%. Partially offsetting these increases, average core CDs decreased $0.9 billion, or 24%, reflecting the maturity of balances related to the 2018 consumer deposit growth initiatives. Average brokered deposits and negotiable CDs increased $1.2 billion, or 43%, reflecting balance growth in new and existing brokered deposit accounts. Average total debt decreased $2.8 billion, or 21%, as short-term borrowings were repaid as a result of the strong core deposit inflows.
On June 14, 2019, Huntington completed the sale of the Wisconsin retail branches, which included $725 million of deposits.

Noninterest Income
Table 5 – Noninterest Income – Record Mortgage Banking Income Drives Growth in Noninterest Income

	2020		2019
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$60	$87	$95	$98	$92	(31)%	(35)%
Card and payment processing income	59	58	64	64	63	2	(6)
Mortgage banking income	96	58	58	54	34	66	182
Trust and investment management services	45	47	47	44	43	(4)	5
Insurance income	25	23	24	20	23	9	9
Capital markets fees	31	33	31	36	34	(6)	(9)
Bank owned life insurance income	17	16	17	18	15	6	13
Gain on sale of loans and leases	8	8	16	13	13	0	(38)
Net (losses) gains on sales of securities	(1)	0	(22)	0	(2)	NM	NM
Other noninterest income	51	31	42	42	59	65	(14)
Total noninterest income	$391	$361	$372	$389	$374	8%	5%
See Pages 10-11 of Quarterly Financial Supplement for additional detail.

Total noninterest income for the 2020 second quarter increased $17 million, or 5%, from the year-ago quarter. Mortgage banking income increased $62 million, or 182%, primarily reflecting higher secondary marketing spreads and a 105% increase in salable mortgage originations. Partially offsetting this increase, service charges on deposit accounts decreased $32 million, or 35%, primarily reflecting reduced customer activity and pandemic-related fee waivers. Other noninterest income decreased $8 million, or 14%, primarily as a result of several notable items impacting each quarter. The 2019 second quarter included a $15 million gain on the sale of the Wisconsin retail branches, a $5 million mark-to-market adjustment on economic hedges, and $2 million of mezzanine gains. Partially offsetting these items, the 2020 second quarter included a $13 million gain on the annuitization of a retiree health plan, a $5 million gain on the sale of the retirement plan services recordkeeping business, and $3 million of mezzanine losses. Gain on sale of loans and leases decreased $5 million, or 38%, primarily due to lower SBA loan sales.
Compared to the 2020 first quarter, total noninterest income increased $30 million, or 8%. Mortgage banking income increased $38 million, or 66%, primarily reflecting a 72% increase in salable mortgage originations and higher secondary marketing spreads. Other noninterest income increased $20 million, or 65%, primarily reflecting a $13 million gain on the annuitization of a retiree health plan, a $5 million gain on the sale of the retirement plan services recordkeeping business, and a $3 million increase in income on terminated leases, which was offset by $3 million of mezzanine losses. Partially offsetting these increases, service charges on deposit accounts decreased $27 million, or 31%, primarily reflecting reduced customer activity and pandemic-related fee waivers.

Noninterest Expense
Table 6 – Noninterest Expense – Continued Focus on Disciplined Expense Management While Investing in Technology and Other Strategic Business Initiatives

	2020		2019
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$418	$395	$426	$406	$428	6%	(2)%
Outside data processing and other services	90	85	89	87	89	6	1
Equipment	46	41	42	41	40	12	15
Net occupancy	39	40	41	38	38	(3)	3
Professional services	11	11	14	16	12	0	(8)
Amortization of intangibles	10	11	12	12	12	(9)	(17)
Marketing	5	9	9	10	11	(44)	(55)
Deposit and other insurance expense	9	9	10	8	8	0	13
Other noninterest expense	47	51	58	49	62	(8)	(24)
Total noninterest expense	$675	$652	$701	$667	$700	4%	(4)%
(in thousands)
Average full-time equivalent employees	15.7	15.4	15.5	15.7	15.8	2%	(1)%
See Page 10 of Quarterly Financial Supplement for additional detail.

Total noninterest expense for the 2020 second quarter decreased $25 million, or 4%, from the year-ago quarter. Other noninterest expense decreased $15 million, or 24%, primarily as a result of lower travel and business development expense as well as a $5 million donation to the Columbus Foundation in the year-ago quarter. Personnel costs decreased $10 million, or 2%, primarily reflecting reduced benefits expense and lower equity compensation expense. Marketing expense decreased $6 million, or 55%, related to the timing of marketing campaigns in light of the pandemic. Partially offsetting these decreases, equipment expense increased $6 million, or 15%, primarily reflecting the impact of increased technology costs.
Total noninterest expense increased $23 million, or 4%, from the 2020 first quarter. Personnel costs increased $23 million, or 6%, primarily reflecting increased incentive compensation, particularly in mortgage, and the timing of equity compensation expense in the second quarter. Outside data processing and other services increased $5 million, or 6%, and equipment expense increased $5 million, or 12%, both primarily reflecting the impact of increased technology costs.

Table 7 – Credit Quality Metrics – Further Deterioration in Economic Outlook Drives Increase in Allowance

	2020		2019
($ in millions)	June 30,	March 31,	December 31,	September 30,	June 30,
Total nonaccrual loans and leases	$648	$558	$468	$438	$425
Total other real estate	7	10	11	12	14
Other NPAs (1)	58	18	19	32	21
Total nonperforming assets	713	586	498	482	460
Accruing loans and leases past due 90+ days	194	167	171	163	152
NPAs + accruing loans & leases past due 90+ days	$907	$753	$669	$645	$612
NAL ratio (2)	0.81%	0.72%	0.62%	0.58%	0.57%
NPA ratio (3)	0.89	0.75	0.66	0.64	0.61
(NPAs+90 days)/(Loans+OREO)	1.13	0.96	0.89	0.86	0.82
Provision for credit losses	$327	$441	$79	$82	$59
Net charge-offs	107	117	73	73	48
Net charge-offs / Average total loans	0.54%	0.62%	0.39%	0.39%	0.25%
Allowance for loans and lease losses (ALLL)	$1,702	$1,504	$783	$780	$774
Allowance for unfunded loan commitments and letters of credit	119	99	104	101	101
Allowance for credit losses (ACL)	$1,821	$1,603	$887	$881	$875
ALLL as a % of:
Total loans and leases	2.12%	1.93%	1.04%	1.04%	1.03%
NALs	263	270	167	178	182
NPAs	239	257	157	163	168
ACL as a % of:
Total loans and leases	2.27%	2.05%	1.18%	1.18%	1.17%
NALs	281	287	190	201	206
NPAs	255	273	178	184	190

(1)	Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Asset quality performance continues to be impacted by our oil and gas portfolio, while the remainder of the commercial portfolio has performed in line with expectations. The consumer portfolio metrics continue to reflect our focus on high quality borrowers.
Nonperforming assets (NPAs) increased to $713 million, or 0.89% of total loans and leases and OREO, from $460 million, or 0.61%, a year ago. Nonaccrual loans and leases (NALs) increased $223 million, or 52%, to $648 million, or 0.81% of total loans and leases. The year-over-year increase was primarily in the commercial portfolio, particularly the oil and gas portfolio. OREO balances decreased $7 million, or 50%, from the year-ago quarter. On a linked quarter basis, NALs increased $90 million, or 16%, while NPAs increased $127 million, or 22%. The oil and gas portfolio contributed approximately 56% of the newly categorized NPAs.
The provision for credit losses increased $268 million year-over-year to $327 million in the 2020 second quarter. Net charge-offs (NCOs) increased $59 million to $107 million. The oil and gas portfolio accounted for approximately 75% of the $80 million of commercial NCOs, nearly all of which resulted from charge-offs on loans sold in the quarter or under contract to be sold. Consumer NCOs of $27 million were down on both a year-over-year and linked quarter basis, consistent with our expectations. NCOs represented an annualized 0.54% of average loans and leases in the current quarter, down from 0.62% in the prior quarter and up from 0.25% in the year-ago quarter. We remain confident in the long-term credit performance of our loan portfolios.
The allowance for loan and lease losses (ALLL) increased $928 million from the year-ago quarter to $1.7 billion, or 2.12% of total loans and leases. The ALLL as a percentage of period-end total NALs increased to 263%

from 182% over the same period. The allowance for credit losses (ACL) increased by $946 million from the year-ago quarter to $1.8 billion, or 2.27% of total loans and leases. On a linked quarter basis, the ACL increased $218 million. We believe the levels of the ALLL and ACL are appropriate given the current level of problem loans and the economic outlook.

Capital
Table 8 – Capital Ratios – Ratios Remain within Targeted Operating Ranges

	2020		2019
($ in billions)	June 30,	March 31,	December 31,	September 30,	June 30,
Tangible common equity / tangible assets ratio	7.28%	7.52%	7.88%	8.00%	7.80%
Common equity tier 1 risk-based capital ratio (1)	9.84%	9.47%	9.88%	10.02%	9.88%
Regulatory Tier 1 risk-based capital ratio (1)	11.79%	10.81%	11.26%	11.41%	11.28%
Regulatory Total risk-based capital ratio (1)	13.84%	12.74%	13.04%	13.29%	13.13%
Total risk-weighted assets (1)	$87.3	$90.2	$87.5	$86.7	$86.3

(1)
June 30, 2020 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The estimated June 30, 2020, and March 31, 2020, capital ratios reflect Huntington’s election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period.

See Pages 16-17 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 7.28% at June 30, 2020, down 52 basis points from a year ago due to year-over-year balance sheet growth. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.84%, down from 9.88% a year ago. The regulatory Tier 1 risk-based capital ratio was 11.79% compared to 11.28% at June 30, 2019. The balance sheet growth impact on regulatory capital ratios was predominantly offset by a change in asset mix during the 2020 second quarter related to the PPP loans and elevated deposits at the Federal Reserve (both of which are 0% risk weighted). The capital impact of the repurchase of $352 million of common stock over the last four quarters (none in the 2020 second quarter) and cash dividends effectively offset earnings, adjusted for the CECL transition, on a year-over-year basis.  The regulatory Tier 1 risk-based capital and total risk-based capital ratios also reflect the issuance of $500 million of Series F preferred stock in the 2020 second quarter.
We do not currently expect to repurchase common shares during the 2020 third quarter; however, the Board has authorized the repurchase of common shares during the 2020 third quarter to offset compensation plan-related share issuances as permitted by the Federal Reserve Board.  We may, at our discretion, repurchase common shares as permitted by this Board authorization.  Purchases of common shares under the authorization may include open market purchases, privately negotiated transactions, and accelerated share repurchase programs.

Income Taxes
The provision for income taxes was $31 million in the 2020 second quarter and $63 million in the 2019 second quarter. The effective tax rates for the 2020 second quarter and 2019 second quarter were 17.2% and 14.6%, respectively. The variance between the 2020 second quarter and the 2019 second quarter provision for income taxes and effective tax rates relates primarily to lower pre-tax income and the impact of stock-based compensation.
At June 30, 2020, we had a net federal deferred tax liability of $222 million and a net state deferred tax asset of $33 million.

Expectations - 2020 Third Quarter
Third quarter revenue is expected to increase approximately 2% from the 2020 second quarter. The 2020 third quarter NIM is expected to expand approximately 7 to 10 basis points on a linked quarter basis. Third quarter noninterest expense is expected to increase approximately 5% compared to the 2020 second quarter.
Average loans and leases are expected to remain relatively unchanged on a linked quarter basis. Average total deposits are expected to decrease approximately 1% compared to the 2020 second quarter.
Asset quality metrics are expected to continue to be impacted by the challenged economic outlook. Net charge-offs are expected to be near 65 basis points in the 2020 third quarter, impacted by the oil & gas portfolio and broader economic considerations.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on July 23, 2020, at 9:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13704964. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through July 31, 2020 at (877) 660-6853 or (201) 612-7415; conference ID #13704964.
Please see the 2020 Second Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website,
http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $118 billion of assets and a network of 839 full-service branches, including 12 Private Client Group offices, and 1,344 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our 2019 Annual Report on Form 10-K, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as our subsequent Securities and Exchange Commission ("SEC") filings, which are on file with the SEC and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings.”
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of our financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, and litigation actions. In other cases they may result from management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, and goodwill impairment.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, and asset valuation write-downs reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, management has adopted a practice of listing “Significant Items” in our external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, and Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those which may be described from time to time in Huntington’s filings with the Securities and Exchange Commission.